                                                                   EXHIBIT 10.10

                       THIRD AMENDMENT TO CREDIT AGREEMENT

         THIS THIRD AMENDMENT TO CREDIT AGREEMENT ("THIRD AMENDMENT") is made as of August 29, 2002 ("EFFECTIVE DATE"), by and between U.S. PREMIUM BEEF, LTD., a marketing cooperative formed under the laws of the State of Kansas, ("BORROWER"), whose mailing address is 12200 North Ambassador Drive, Kansas City, Missouri 641 63, and COBANK, ACB ("COBANK"), as agent for the benefit of the Syndication Parties (in that capacity, "AGENT"), whose mailing address is 5500 South Quebec Street, Greenwood Village, Colorado 801 11.

                                    RECITALS

         A. CoBank, as Agent and as a Syndication Party (collectively, the present and future SYNDICATION PARTIES shall be referred to herein as the "Syndication Parties" and, each, a "SYNDICATION PARTY") and Borrower entered into that certain Credit Agreement (Term Loan) dated as of November 25, 1997, as amended by that certain First Amendment to Credit Agreement (Term Loan) dated effective as of March 21, 2000, and as amended by that certain Second Amendment to Credit Agreement (Term Loan) dated effective as of August 24, 2001 (as further amended, modified, supplemented, restated or replaced from time to time, the "CREDIT AGREEMENT") pursuant to which the Syndication Parties agreed to make that certain term loan to Borrower in an amount up $65,000,000.00 under the terms and conditions set forth in the Credit Agreement.

         B. Borrower has requested that the Syndication Parties amend the Credit Agreement, which the Syndication Parties are willing to do under the terms and conditions as set forth in this Third Amendment.

                                    AGREEMENT

         NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, including the mutual promises and agreements contained herein, the parties hereto hereby agree as follows:

1. AMENDMENTS TO CREDIT AGREEMENT. The Credit Agreement is amended as of the Effective Date as follows:

         1.1      Section 1.7 is amended in its entirety to read as follows:

                  1.7      AGGREGATE COMMITMENT: shall be $9,142,014.

         1.2      Section 1.1 1 is amended in its entirety to read as follows:

                  1.11 BASE RATE: a rate of interest per annum equal to the "prime rate" as published from time to time in the Eastern Edition of the Wall Street Journal as the average prime lending rate for seventy-five percent (75%) of the United States' thirty (30) largest commercial banks, or if the Wall Street Journal shall cease publication or cease publishing the "prime rate" on a regular basis, such other regularly published average prime rate applicable to such commercial banks as is acceptable to Agent in its sole discretion, with such rate modified by adding the Base Rate Margin.

         1.3      Section 1.12 is amended in its entirety to read as follows:

                  1.12 BASE RATE LOAN: shall have the meaning set forth in Subsection 5.1.1.

         1.4      Section 1.26 is amended in its entirety to read as follows:

                  1.26 DEBT SERVICE COVERAGE RATIO: for any consecutive four Fiscal Quarters (a) net income (as determined in accordance with GAAP),
         (i) plus depreciation and amortization, (ii) plus the amount of all Unit Retains, (iii) plus cash distributions received from affiliates,
         (iv) plus the non-cash impact of the Swap Agreement on Borrower's income statement, to the extent used in determining net income, and (v) less retirements of equity (in the form of Unit Retains and the return of the non-cash portion of patronage distributions), cash patronage distributions, and earnings from affiliates, (b) divided by the total scheduled principal payments made on all Debt during such period; provided that for the purposes of calculating the Debt Service Coverage Ratio, the amount of the principal payment due on January 1, 2005, shall be deemed to be $264,084.00. For purposes of this Section 1.26, cash distributions received from affiliates calculated for each Fiscal Quarter shall include, but without duplication in the following Fiscal Quarter, those distributions received from affiliates up to and including the last day of the month in which such Fiscal Quarter ends.

         1.5      Section 1.38 is amended in its entirety to read as follows:

                  1.38     EXPIRATION DATE: shall be September 30, 2002.

         1.6      Section 1.42 is amended in its entirety to read as follows:

                  1.42 FIXED RATE: the rate for deposits in U.S. dollars with three month maturities that appears on the display designated as Page "3750" of the Telerate Service (or such other Page as may replace the 3750 Page of that service or, if the Telerate Service shall cease displaying such rates, as published by such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London Interbank Offered Rates for U.S. Dollar deposits or, if none, the comparable reference on the Reuters Screen LIBOR Page or such other quotation service as may be chosen by Agent), determined two (2) Business Days prior to the commencement of the applicable Fixed Rate Period, effective as of 1:00 p.m. (Eastern Standard Time) on the first Business Day of each Fixed Rate Period, reserve adjusted basis for Regulation D on a demonstrated basis, with such rate modified by adding the Fixed Rate Margin.

         1.7      Section 1.43 is amended in its entirety to read as follows:

                  1.43 FIXED RATE LOAN: shall have the meaning set forth in Subsection 5.1.2.

         1.8      Section 1.44 is amended in its entirety to read as follows:

                  1.44 FIXED RATE MARGIN: shall be the amount determined from time to time as provided in Section 5.5 hereof.

         1.9 Article I is amended by the addition of the following new Sections reading as follows:

                  1.106 NET WORTH: means the amount of Borrower's total assets (as determined in accordance with GAAP) less Borrower's total liabilities (as determined in accordance with GAAP.

                  1.107 BASE RATE MARGIN: shall be the amount determined from time to time as provided in Section 5.5 hereof.

                  1.108 CAPITAL EXPENDITURES: means an expenditure for the purchase of any fixed asset as determined in accordance with GAAP.

                  1.109 CAPITAL LEASE: means any lease of property (whether real, personal or mixed) by a Person, the discounted present value of the rental obligations of such Person as lessee under such lease, in accordance with GAAP, is required to be capitalized on the balance sheet of such Person.

                  1.110 CURRENT ASSETS: of any Person means all assets of such Person that would, in accordance with GAAP, be classified as current assets of a company conducting a business the same as or similar to that of such Person, after deducting adequate reserves in each case in which a reserve is proper in accordance with GAAP.

                  1.111 CURRENT LIABILITIES: of any Person means all Debt of such Person that would, in accordance with GAAP, be classified as current liabilities of a company conducting a business the same as or similar to that of such Person.

                  1.112    DEBT: means as to any Person, without duplication:
         (a) indebtedness, obligations, or liability of such Person for borrowed money (including by the issuance of debt securities), or for the deferred purchase price of property or services (excluding trade obligations); (b) the aggregate of the principal components of all Capital Leases and other agreements for the use, acquisition or retention of real or personal property which are required to be capitalized under GAAP; (c) to the extent drawn upon, obligations of such Person arising under bankers' or trade acceptance facilities, letters of credit, customer advances and other extensions of credit whether or not representing obligations for borrowed money; (d) all guarantees, endorsements and other contingent obligations of such Person with respect to indebtedness arising from money borrowed by others; (e) all obligations secured by a lien on property owned by such Person, whether or not the obligations have been assumed; and (I) all obligations of such Person under any agreement providing for an interest rate swap, cap, cap and floor, contingent participation or other hedging mechanisms with respect to interest payable on any of the items described in this definition.

                  1.113 EBITDA: means for any period, Borrower's net income for such period, (a) plus, without duplication, the sum of the amounts of (i) Interest Expense, (ii) federal and state income taxes, (iii) depreciation and amortization expenses, and (iv) extraordinary losses, and (b) minus, without duplication, extraordinary gains, in each case as charged against (or added to, as the case may be) revenues to arrive at net income for such period, all as determined by GAAP.

                  1.114 FUNDED DEBT: of any Person means Debt in respect of the Advances, in the case of Borrower, and all other Debt of such Person that by its terms matures more than one year after the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including, without limitation, all amounts of Funded Debt of such Person required to be paid or prepaid within one year after the date of its creation.

                  1.115 INTEREST EXPENSE: means all interest charges during such period, including all amortization of Debt discount expense and imputed interest with respect to obligations under Capital Leases, determined on a consolidated basis in accordance with GAAP.

                  1.116 NATIONAL BEEF CREDIT AGREEMENT: means the Second Amended and Restated Credit Agreement dated as of August 29, 2001 by and between Farmland National Beef Packing Company, L.P. and U.S. Bank National Association, as amended by the First Amendment to Second Amended and Restated Credit Agreement dated as of February 26, 2002.

                  1.117 NATIONAL BEEF EBITDA: means for any period, the net income of National Beef for such period before provision for income taxes, interest expense (including without limitation, implicit interest expense on capitalized leases), depreciation, amortization and other noncash expenses or charges, excluding (to the extent otherwise included): (a) nonoperating gains (including without limitation, extraordinary or nonrecurring gains, gains from discontinuance of operations and gains arising from the sale of assets other than National Beef Inventory or property, plant and equipment) during the applicable period; and (b) similar nonoperating losses during such period, all as determined by GAAP.

                  1.118 NATIONAL BEEF FARM PRODUCTS: means all of National Beefs harvested or unharvested crops of all types and descriptions, whether annual or perennial and all other personal property of National Beef used or for use in farming or livestock operations, including without limitation, native grass, grain, harvested crops, feed, feed additives, feed ingredients, feed supplements, fertilizer, hay, silage, supplies (including without limitation, veterinary supplies and related goods), livestock (including without limitation, the offspring of such livestock and livestock in gestation) and any other "farm products" (as defined in the Uniform Commercial Code as in effect in the State of Colorado).

                  1.119 NATIONAL BEEF FUNDED DEBT: means, for any date of determination, the then outstanding principal amount of all interest bearing indebtedness for borrowed money (including without limitation, Capital Leases) owing by National Beef plus the then undrawn amount of all outstanding letters of credit issued for the account of National Beef.

                  1.120 NATIONAL BEEF INVENTORY: means any and all goods (as defined in the Uniform Commercial Code as in effect in the State of Colorado) which shall at any time constitute "inventory" (as defined in the Uniform Commercial Code as in effect in the State of Colorado) or National Beef Farm Products, wherever located (including without limitation, goods in transit and goods in the possession of third parties), or which from time to time are held for sale, lease or consumption in National Beefs business, furnished under any contract of service or held as raw materials, work in process, finished inventory or supplies (including without limitation, packaging and/or shipping materials).

                  1.121 NATIONAL BEEF LEVERAGE RATIO: means for any fiscal year of National Beef, the ratio determined by dividing the average amount of National Beef Funded Debt for such fiscal year by the amount of National Beef EBITDA over the same fiscal year.

                  1.122 NATIONAL BEEF LEVERAGE RATIO CERTIFICATE: shall have the meaning set forth in Section 5.5 hereof.

                  1.123 WORKING CAPITAL: means the excess of Current Assets over Current Liabilities; provided that for all periods commencing on the day after the last day of Borrower's Fiscal Quarter which ends in February of 2004, the current portion of Funded Debt attributable to Debt in respect of Advances, shall be deemed to be $1,040,927.00 for the purposes of determining the amount of Borrower's Working Capital at any time during such period. In addition, for the purpose of determining Working Capital, Current Assets will include cash distributions reasonably expected to be received from National Beef during the quarterly reporting period that follows the date of determination of Working Capital.

         1.10 The following Sections and Subsections are amended in their entirety to read "This Section Intentionally Omitted": 1.2, 1.32, 1.33, 1.41, 1.46, 1.75, 1,76, 1.83, 1.88, 1.99, 5.3.1, 6.6, 7.2, 7.3, 11.1.19, 11.1.20,
11.1.21, 11.2.3, 11.2.4, 11.3.1, 11.3.4, 11.2.7, 12.16, 12.17, 16.21,

         1.11 Each reference to the term "Post Closing Escrow Account" is deleted in Section 9.1.

         1.12 Each reference to the term "Post Closing Adjustment Amount" is deleted in Sections 1.82, 9.1, and 10.21.

         1.13 Each reference to the term "DSR Account" is deleted in each of the following Sections: 9.1, and 13.8(f).

         1.14 The reference to the term "Post Closing Adjustment Account" is deleted in Section 13.8(1).

         1.15     Section 3.1 is amended in its entirety to read as follows:

                  3.1 PURPOSE. The proceeds of the Loan ("LOAN PROCEEDS") may be used by Borrower only for general working capital purposes related to the operation of its business as described in Section 13.2 hereof, and Borrower agrees to use the Loan Proceeds for such purposes only.

         1.16     Section 5.1 is amended in its entirety to read as follows:

                  5.1 INTEREST CALCULATION. Interest on all Loans shall be calculated as follows with the interest rate being converted to a daily rate on the basis of a year consisting of 360 days and applied based on the actual number of days the Advance is outstanding:

                  5.1.1 BASE RATE OPTION. Unless Borrower requests and receives a Fixed Rate Loan pursuant to Subsection 5.1.2 hereof, and except as provided in Subsection 5.1.2 hereof with respect to a Fixed Rate Loan upon the expiration of the Fixed Rate Period therefore, the outstanding principal balance under the Notes shall bear interest at the Base Rate (each a "BASE RATE LOAN").

                  5.1.2 FIXED RATE OPTION. From time to time, and so long as no Event of Default has occurred and is continuing, at the request of Borrower included in a Advance Request, all or any part of the outstanding principal balance under the Notes may bear interest at the Fixed Rate (each a "FIXED RATE LOAN"); provided that Borrower may have no more than three (3) Fixed Rate Loans outstanding at any time. To effect this option, the Advance Request must specify (a) the principal amount that is to bear interest at the Fixed Rate, which must be a minimum of $1,000,000.00, and (b) the period selected by Borrower during which the Fixed Rate is to be applied ("FIXED RATE PERIOD"), which may be any period of one, two, three, or six months, provided that Fixed Rate Periods which begin prior to the Maturity Date must mature on or prior to the Maturity Date. In addition, for the purposes of determining a Fixed Rate Period, a month means a period starting on one day in a calendar month and ending on a numerically corresponding day in the next calendar month; provided that if there is no numerically corresponding day in the month in which a Fixed Rate Period is to end, or if a Fixed Rate Period begins on the last day of a calendar month, then such Fixed Rate Period shall end on the last Business Day of the calendar month in which such Fixed Rate Period is to end. Borrower may convert any Base Rate Loan to a Fixed Rate Loan, or continue a Fixed Rate Loan, by making a written request therefore ("FIXED REQUEST") to the Agent by facsimile, specifying (y) the principal amount that is to bear interest at the Fixed Rate, which must be a minimum of $1,000,000.00, and (z) the Fixed Rate Period selected by Borrower during which the Fixed Rate is to be applied. The Agent shall incur no liability in acting upon a request which it believed in good faith had been made by a properly authorized officer of Borrower. Following the expiration of the Fixed Rate Period for any Fixed Rate Loan, interest shall automatically accrue at the Fixed Rate (based on a Fixed Rate Period of three months) unless Borrower (i) requests and receives another Fixed Rate Loan as provided in this Subsection or (ii) makes a written request to Agent to have such Fixed Rate Loan bear interest at the Base Rate.

         1.17     Section 5.4 is amended in its entirety to read as follows:

                  5.4 INTEREST RATE PROTECTION; LIMITATION. Subject to the limitations set forth in the last sentence of this Section, Borrower will execute an interest rate swap agreement with CoBank, in a form substantially similar to Exhibit 5.4 hereto ("SWAP AGREEMENT"), to mitigate the interest rate risk on 100% of the outstanding amount of each Advance for a period from the Advance Date therefore to arid including the Maturity Date. Amounts owing to CoBank under the Swap Agreement will not affect the Syndication Share or Maximum Syndication Amount of any Syndication Party, but will be considered indebtedness owing under the Loan and this Credit Agreement for all other purposes, and will be secured by an equal priority lien on the Collateral. In no event may the aggregate notional principal amount under all such Swap Agreements exceed at any time one hundred and five percent (105.0%) of the outstanding principal balance then owing under the Loan.

         1.18     Section 6.2 is amended in its entirety to read as follows:

                  6.2 PRINCIPAL PAYMENTS. Principal shall be payable on the dates (or on the next succeeding Business Day in the event the date specified is not a Business Day) and in the amounts as follows:

  PAYMENT DATE               PAYMENT AMOUNT
----------------           -------------------
October 1, 2002              $  225,367
January 1, 2003              $  229,798
April 1, 2003                $  234,420
July 1, 2003                 $  239,236
October 1, 2003              $  243,859
January 1, 2004              $  248,867
April 1, 2004                $  253,876
July 1, 2004                 $  258,883
October 1, 2004              $  264,084
January 1, 2005              $6,943,624, or the
                             principal amount
                             outstanding, if less

         1.19     Section 6.3 is amended in its entirety to read as follows:

                  6.3 INTEREST PAYMENTS. Interest shall be payable as follows: (a) interest on Base Rate Loans shall be payable monthly in arrears on the twentieth day of the following month; (b) interest on Fixed Rate Loans shall be payable in arrears on the last day of the Fixed Rate Period therefore unless the Fixed Rate Period is longer than three (3) months, in which case interest shall also be payable every three (3) months from the date of the relevant Advance; and (c) interest on all Loans then accrued and unpaid shall be payable on the Maturity Date.

         1.20     Section 6.4 is amended in its entirety to read as follows:

                  6.4 APPLICATION OF PAYMENTS. All payments of principal shall be applied to first to Base Rate Loans and then to Fixed Rate Loans. Prepayments of principal shall be applied to regularly scheduled installments in reverse order of their due date. Upon the occurrence and during the continuance of an Event of Default or Potential Default, Borrower hereby agrees that all amounts paid to Agent, including prepayments, shall be applied, as Agent in its sole discretion shall determine, to fees, interest, or principal indebtedness under the Notes (in such order of maturity as Agent shall select), or to any other Bank Debt.

         1.21     Section 12.19 is amended in its entirety to read as follows:

                  12.19 FINANCIAL COVENANTS: Borrower shall maintain the following financial covenants to be tested on a quarterly basis:

                           12.19.1 MINIMUM WORKING CAPITAL. Borrower's Working Capital shall be no less than $2,300,000.00, measured as of the last day of each Fiscal Quarter.

                           12.19.2 DEBT SERVICE COVERAGE. Borrower shall maintain a Debt Service Coverage Ratio of not less than 1.1:1.0, measured as of the last day of each Fiscal Quarter; provided that compliance with this Subsection shall not be required with respect to any such date if on such date (i) Borrower's Working Capital is in excess of the greater of (A) an amount equal to one-half of the then current Aggregate Commitment, or (B) $4,000,000.00, and (ii) National Beef is in compliance with each of the covenants contained in Sections
                  9.1 through 9.13, and 10.1 through 10.19, as contained in the National Beef Credit Agreement as of April 15, 2002.

                           12.19.3 NET WORTH. Borrower shall maintain Net Worth of not less than $70,000,000.

         1.22     A new Section 5.5 is added to read as follows:

                  5.5 BASE RATE MARGIN; FIXED RATE MARGIN. The Base Rate Margin and the Fixed Rate Margin shall be determined pursuant to the table below (expressed in basis points) based on the National Beef Leverage Ratio, as of the end of each fiscal year of National Beef, with such Margins effective as of the fifth Business Day after Agent's receipt of a certificate executed by Borrower's chief financial officer setting forth the National Beef Leverage Ratio for such fiscal year and including the detailed calculation thereof and a copy of the audited financial statement of National Beef ("NATIONAL BEEF LEVERAGE RATIO CERTIFICATE") (and it being expressly understood that the Fixed Rate Margin once set for a Fixed Rate Loan will not change during the Fixed Rate Period therefore based upon a subsequent change in the National Beef Leverage Ratio), except that (a) for the period up to the end of National Beef's current fiscal year and Agent's receipt of the National Beef Leverage Ratio Certificate with respect to such fiscal year, the Fixed Rate Margin until shall be 225 basis points and the Base Rate Margin shall be 0.0 basis points; and (b) if the National Beef Leverage Ratio Certificate is not received by Agent within one hundred twenty (120) days after the end of National Beef's fiscal year, the Fixed Rate Margin and the Base Rate Margin for the period commencing on the first Business Day after such date will each be based on a National Beef Leverage Ratio of 2.75 continuing until the fifth Business Day after such time as Borrower delivers the National Beef Leverage Ratio Certificate to Agent, after which time the Fixed Rate Margin and the Base Rate Margin will be based on such National Beef Leverage Ratio Certificate:

NATIONAL BEEF
LEVERAGE RATIO                    FIXED RATE MARGIN               BASE RATE MARGIN
--------------                    -----------------               ----------------
> or = 2.75                       275.0 basis points              50.0 basis points
> or = 2.25 < 2.75                250.0 basis points              25.0 basis points
> or = 1.75 < 2.25                225.0 basis points              0 basis points
> or = 1.25 < 1.75                200.0 basis points              0 basis points
< 1.25                             175.0 basis points              0 basis points

         1.23 Exhibit 5.4 is replaced in its entirety by the Exhibit 5.4 attached hereto.

2. CONDITIONS TO EFFECTIVENESS OF THIS THIRD AMENDMENT. The effectiveness of this Third Amendment is subject to satisfaction, in Agent's sole discretion, of each of the following conditions precedent:

         2.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Borrower shall be true and correct in all material respects on and as of the Effective Date as though made on and as of such date.

         2.2 NO EVENT OF DEFAULT. No Event of Default shall have occurred and be continuing under the Credit Agreement as of the Effective Date of this Third Amendment.

         2.3 AMENDMENT FEE AND COSTS AND EXPENSES. Borrower shall have paid to Agent an amendment fee in the amount of $2,500.00, and shall have reimbursed Agent for all of its costs and expenses incurred in connection with this Third Amendment, including attorney's fees to Agent's counsel.

3.       GENERAL PROVISIONS.

         3.1 NO OTHER MODIFICATIONS. The Credit Agreement, as expressly modified herein, shall continue in full force and effect and be binding upon the parties thereto.

         3.2 EXISTING FIXED RATE LOAN. As of the Effective Date, Borrower has $8,099,286 of indebtedness under the Credit Agreement outstanding with CoBank under a 3.11% Fixed Rate Loan that matures October 1, 2002.

         3.3 SUCCESSORS AND ASSIGNS. This Third Amendment shall be binding upon and inure to the benefit of Borrower and Agent, and their respective successors and assigns, except that Borrower may not assign or transfer its rights or obligations hereunder.

         3.4 DEFINITIONS. Capitalized terms used, but not defined, in this Third Amendment shall have the meaning set forth in the Credit Agreement.

         3.5 SEVERABILITY. Should any provision of this Third Amendment be deemed unlawful or unenforceable, said provision shall be deemed several and apart from all other provisions of this Third Amendment and all remaining provisions of this Third Amendment shall be fully enforceable.

         3.6 GOVERNING LAW. To the extent not governed by federal law, this Third Amendment and the rights and obligations of the parties hereto shall be governed by, interpreted and enforced in accordance with the laws of the State of Colorado.

         3.7 HEADINGS. The captions or headings in this Third Amendment are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Third Amendment.

         3.8 COUNTERPARTS. This Third Amendment may be executed by the parties hereto in separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof; each signed by less than all, but together signed by all, of the parties hereto. Telefax copies of documents or signature pages bearing original signatures, and executed documents or signature pages delivered by telefax, shall, in each such instance, be deemed to be, and shall constitute and be treated as, an original signed document or counterpart, as applicable.

                        [SIGNATURES FOLLOW ON NEXT PAGE]

         IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed as of the Effective Date.

                                    BORROWER:

                                    U.S. PREMIUM BEEF, LTD., a marketing
                                    cooperative formed under the laws of the State of Kansas

                                    By:    /s/ Steven D. Hunt
                                        -----------------------------
                                    Name: Steven D. Hunt

                                    Title: Chief Executive Officer

                                    AGENT:

                                    COBANK, ACB

                                    By:    /s/ Kenneth L. Warlick
                                        -------------------------------
                                    Name:  Kenneth L. Warlick

                                    Title: Vice President

                                    SYNDICATION PARTY:

                                    COBANK, ACB

                                    By:    /s/ Kenneth L. Warlick
                                        -------------------------------
                                    Name:  Kenneth L. Warlick

                                    Title: Vice President